Exhibit 26(n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration Statement No. 333-89875 of the portfolios of Titanium Universal Life Variable Account on Form N-6 of our report dated April 28, 2005 relating to the financial statements of United Investors Life Insurance Company, and our report dated April 28, 2005 relating to the financial statements of Titanium Universal Life Variable Account, both contained in the Statement of Additional Information to Part B of Post-Effective Amendment No. 9 dated May 1, 2005, which is incorporated by reference in this Registration Statement.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP Dallas, Texas
December 13, 2005